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                                                                   Exhibit 3.10


                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                                   DISC, INC.


J. Richard Ellis and Henry Madrid certify that:

1. They are the President and Chief Executive Officer and the Chief Financial Officer, respectively, of DISC, Inc., a California corporation (the "Corporation").

2. The second grammatical sentence of Article III of the Amended and Restated Articles of Incorporation of the Corporation is amended to read as follows:

         "The total number of shares of Common Stock this Corporation shall have authority to issue is 20,000,000, and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 5,000,000."

3. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

4. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the Corporation is 3,288,162 shares of Common Stock, 372,296 shares of Series C Preferred Stock, 444,444 shares of Series D Preferred Stock, 500,000 shares of Series E Preferred Stock, 250,000 shares of Series F Preferred Stock, 110,000 shares of Series G Preferred Stock, 26,109 shares of Series H Preferred Stock, and 167,065 shares of Series I Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of all outstanding shares of Preferred Stock of the Corporation, voting separately as a class, and more than 50% of all shares of Common Stock and Preferred Stock of the Corporation, voting together as a class.

         The undersigned declare under penalty of perjury that the matters set forth in the foregoing Certificate are true of their own knowledge.

         Executed at Milpitas, California on December 30, 1996.


                                      /s/ J. Richard Ellis
                                     ---- ---------------------------------
                                      J. Richard Ellis
                                      President and Chief Executive Officer


                                      /s/ Henry Madrid
                                      -------------------------------------
                                      Henry Madrid
                                      Chief Financial Officer